Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Troutman Sanders Building
1001 Haxall Point
P.O. Box 1122 (23218-1122)
Richmond, Virginia 23219
804.697.1200 telephone
troutmansanders.com

July 16, 2015

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

Re:	Eastern Virginia Bankshares, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the proposed offering of $20,000,000 in aggregate principal amount of 6.50% Fixed to Floating Rate Subordinated Notes due 2025 of the Company (the “Exchange Notes”) in exchange for up to $20,000,000 in aggregate principal amount of 6.50% Fixed to Floating Rate Subordinated Notes due 2025 of the Company originally issued on April 22, 2015 and outstanding as of the date hereof (the “Original Notes”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of April 22, 2015 by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

The Exchange Notes and the Indenture are each referred to herein individually as a “Transaction Document” and collectively as the “Transaction Documents.”

Atlanta    BEIJING    CHARLOTTE    Chicago    Hong Kong    New York    Orange County    Portland    RAleigh

Richmond    San Diego    San francisco    Shanghai    Tysons Corner    Virginia Beach    Washington, DC

Eastern Virginia Bankshares, Inc.

July 16, 2015

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company ); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company), enforceable against such parties (other than the Company) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

The opinion expressed herein is limited solely to the laws of the Commonwealth of Virginia. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion letter, we are of the opinion that when the Exchange Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company as contemplated by the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Eastern Virginia Bankshares, Inc.

July 16, 2015

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP